Exhibit 99.1

EyePoint Pharmaceuticals Appoints Karen Zaderej to Board of Directors

WATERTOWN, Mass., July 11, 2022 (GLOBE NEWSWIRE) – EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a pharmaceutical company committed to developing and commercializing therapeutics to improve the lives of patients with serious eye disorders, today announced the appointment of Karen Zaderej to its Board of Directors. Ms. Zaderej is currently the President, Chief Executive Officer and Chair of the Board at AxoGen, Inc. and brings more than 35 years of biopharmaceutical and medical device experience to the role.

“We are thrilled to welcome Ms. Zaderej to our Board of Directors,” said Nancy Lurker, Chief Executive Officer at EyePoint Pharmaceuticals. “Karen’s passion for discovering innovative solutions in medicine, coupled with her track record of successful drug and medical device development and commercial leadership make her a compelling addition to the Board. We look forward to her valuable insight as we continue to advance the clinical development of our lead pipeline asset, EYP-1901, for multiple ophthalmic indications and our commercial products, based on our proprietary and proven Durasert® technology for sustained intraocular drug delivery.”

“We are excited to welcome Ms. Zaderej to our Board of Directors and leverage her strategic life science and commercial experience to deliver new treatment options for people living with serious eye disorders,” said Dr. Göran Ando, M.D., Chair of the Board of EyePoint Pharmaceuticals. “Karen brings a deep level of industry knowledge to this role informed by her tremendous leadership experience in biotech, and we are confident that her appointment will help drive EyePoint’s goal of becoming the leader in innovative ocular drug delivery technology.”

Ms. Zaderej currently serves as President, Chief Executive Officer, and Chair of the Board at AxoGen. Earlier in her career, she held positions of increasing responsibility at AxoGen, including Chief Operating Officer and Vice President of Marketing and Sales. Prior to joining AxoGen in 2006, Ms. Zaderej worked for Zaderej Medical Consulting, a consulting firm she founded to assist medical device companies to build and execute successful commercialization plans. Previously, she worked at Ethicon, Inc., a Johnson & Johnson company, where she held senior positions in marketing, business development, research & development, and manufacturing. Ms. Zaderej is a member of the University of Tampa Board of Trustees and the MedExec Women Board of Advisors. She holds an M.B.A. from the Kellogg Graduate School of Business and a B.S. in Chemical Engineering from Purdue University.

“It is a privilege to join EyePoint’s Board of Directors at such an exciting time for the Company, as EYP-1901 is well positioned as a potentially paradigm-shifting product for the treatment of wet AMD,” said Karen Zaderej. “I look forward to working closely with my fellow Board members to support the Company’s strategic objectives as it continues to advance its innovative ophthalmic pipeline.”

About EYP-1901

EYP-1901 is being developed as an investigational sustained delivery treatment, initially in wet age-related macular degeneration combining a bioerodible formulation of EyePoint's proprietary Durasert® delivery technology with vorolanib, a tyrosine kinase inhibitor. Positive interim eight-month safety and efficacy data from the ongoing DAVIO Phase 1 clinical trial of EYP-1901 showed no reports of ocular or drug-related systemic SAEs and no dose limiting toxicities with stable visual acuity and OCT. Further, 53% and 41% of eyes did not require any supplemental anti-VEGF injections up to six and nine months, respectively, following a single dose of EYP-1901. Phase 2 studies are planned for wet AMD and non-proliferative diabetic retinopathy in 2022 and diabetic macular edema in 2023. Vorolanib is licensed to EyePoint exclusively by Equinox Sciences for the localized treatment of all ophthalmic diseases.

About EyePoint Pharmaceuticals

EyePoint Pharmaceuticals (Nasdaq: EYPT) is a pharmaceutical company committed to developing and commercializing therapeutics to help improve the lives of patients with serious eye disorders. The Company's pipeline leverages its proprietary Durasert® technology for sustained intraocular drug delivery including EYP-1901, an investigational sustained delivery intravitreal anti-VEGF treatment initially targeting wet age-related macular degeneration. The proven Durasert drug delivery platform has been safely administered to thousands of patients' eyes across four U.S. FDA approved products, including YUTIQ® for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye, which is currently marketed by the Company. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts.

EYEPOINT PHARMACEUTICALS SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the use of proceeds for the offering and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, this includes stock price volatility and uncertainties relating to the financial markets, the continued impact of the COVID-19 pandemic on EyePoint’s business, the medical community and the global economy, and the impact of general business and economic conditions. More detailed information on these and additional factors that could affect EyePoint’s actual results are described in EyePoint’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. All forward-looking statements in this news release speak only as of the date of this news release. EyePoint undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investors:

Christina Tartaglia
Stern IR
Direct: 212-698-8700
christina.tartaglia@sternir.com

Media Contact:

Amy Phillips

Green Room Communications

Direct: 412-327-9499

aphillips@greenroompr.com